      As Filed with the Securities and Exchange Commission on September 22, 1995
                                                               File No. 33-59055

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                            REGISTRATION STATEMENT*
                                   UNDER THE
                             SECURITIES ACT OF 1933

                                   ------------

                            CROWN LABORATORIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                       Delaware                       75-2300995
             (State or Other Jurisdiction           (IRS Employer
           of Incorporation or Organization)           ID No.)

                              6780 Caballo Street
                            Las Vegas, Nevada 89119
                                 (702) 696-9300
              (Address, Including Zip Code, and Telephone Number,
              Including Area Code, of Principal Executive Offices)

                     CRAIG E. NASH, CHIEF EXECUTIVE OFFICER
                            CROWN LABORATORIES, INC.
                              6780 Caballo Street
                            Las Vegas, Nevada 89119
                                 (702) 696-9300
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                          Copies of Communications to:
                             RONALD P. GIVNER, ESQ.
                       JEFFER, MANGELS, BUTLER & MARMARO
                     2121 Avenue of the Stars, Tenth Floor
                         Los Angeles, California 90067
                                 (310) 203-8080
                              Fax:  (310) 203-0567

Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.  [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]



If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]



If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  [   ]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                Proposed Maxi-         Proposed Maximum          Amount of
           Title of Securities              Amount to be         mum Offering         Aggregate Offering       Registration
             to be Registered                Registered        Price Per Share               Price                  Fee
------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par value            4,301,712 Shs.         $2.50 (1)             $10,754,280             $3,708.37
                                                                                                              Previously paid
                                                                                                                 $3,022.50
                                                                                                                Total paid
                                                                                                                  $685.87
==============================================================================================================================


(1)     Calculated pursuant to Rule 457(c).
                                    _____________________

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

*Pursuant to Rule 429 the enclosed Prospectus constitutes a combined Prospectus also relating to securities covered by Registration Statement No. 33-72912 (Common Stock) and constitutes a post-effective amendment to said Registration Statement.

P R O S P E C T U S                                        ___________, 1995


                            CROWN LABORATORIES, INC.

                                  COMMON STOCK
                               ($0.001 PAR VALUE)


         This Prospectus relates to 7,349,047 shares of the Common Stock of CROWN LABORATORIES, INC. (the "Company"), which may be offered from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders"), including shares to be received upon exercise of warrants. The Company will not receive any proceeds from the sale of the shares offered hereby but will receive certain proceeds upon exercise of the warrants, which proceeds will be used for working capital. The Company estimates that the expenses of this offering will be approximately $27,000, all of which will be paid by the Company.


         The Company has been advised by the Selling Stockholders that they may sell all or a portion of the shares offered hereby from time to time on the American Stock Exchange Emerging Company Marketplace (the "Amex-ECM") in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933. See "Plan of Distribution."


         The Common Stock of Crown Laboratories, Inc. is traded on the AMEX-ECM (AMEX-ECM symbol: CLL.ec). On September 1, 1995, the last sale price of the Company's Common Stock, as reported by the AMEX-ECM, was $2.50.

                        ________________________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                        ________________________________


              THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                   OF RISK. SEE "RISK FACTORS" ON PAGES 6-9.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: the Company's Annual Report on Form 10-KSB, Form 10-K/A-1 and Form 10-KSB/A-2 for the fiscal year ended December 31, 1994, the Company's Current Report on a Form 8-K and 8-K/A-1, for March 8, 1995, the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1995 and June 30, 1995, and the Company's Registration Statement on Form 8-A.


         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities under this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is not deemed to be filed under said provisions or any portion of a Proxy Statement not deemed incorporated herein by reference. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Larry Rosenthal, Public Relations, or Craig Nash, Chief Executive Officer, 6780 Caballo Street, Las Vegas, Nevada 89119 (Telephone: (702) 696-9300).


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: The Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10048. Such reports, proxy statements and other information filed by the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. Copies of such materials can also be obtained by mail at prescribed rates upon written request addressed to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements and schedules, if any, filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated herein by reference, each statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of any and all parts thereof may be obtained from such office after payment of the fees prescribed by the Commission.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements (including notes thereto) appearing elsewhere in or incorporated by reference into this Prospectus.

                                  THE COMPANY

         Crown Laboratories, Inc. (the "Company") is engaged in the development of, and intends to manufacture and market, a proprietary line of pharmaceutically-balanced nutritional and medical application products designed for the special needs of residents in nursing homes and patients in hospitals. Generally, these individuals are over age 70, and prefer foods that are easy to ingest, or are flavorful, or easily digestible, and nutritionally complete. The Company's products will be provided in aseptically sealed, flexible packages. Formulations are designed to provide a maximum of nutrient and caloric support in easily consumable forms. The Company currently intends to offer four liquid products and 26 dry-mixed products for use by individuals with dietary restrictions including low sodium diets and diabetic diets. Additionally, caloric enhancement and nutritional supplement products will be available.


         The Company's product lines will consist of standard products for nursing homes and specialized products such as those for kidney dysfunction and tube feeding. Currently the Company is in the final stages of completing the liquid manufacturing line on which it will produce primary products for sale. The Company will have limited sales until such line is complete and operational.


         The Company has begun manufacturing its line of dry mix adult nutritional and specialty dietary products. The major pieces of equipment necessary to manufacture the Company's proprietary line of aseptic liquid products have been received, and manufacturing will begin upon completion of the commissioning of the equipment. The commissioning process has begun and is expected to be completed during the fourth quarter of 1995. The commissioning process is required to be completed in order to manufacture liquid products. The Company has purchased equipment which the manufacturers have warranted will be in compliance with the specification set forth by the United States Food and Drug Administration ("F.D.A.").


         The Company was incorporated in Delaware on February 23, 1989. The Company's address and telephone number are 6780 Caballo Street, Las Vegas, Nevada 89119; (702) 696-9300.

                                  THE OFFERING


 Securities Offered(1) . . . . . . . . . . . .    This Prospectus covers the
                                                  sale of 7,349,047 shares of
                                                  Common Stock to be sold by
                                                  certain Selling Stockholders,
                                                  including 1,559,064 shares of
                                                  Common Stock which may be sold
                                                  after the exercise of warrants.

 Number of Shares of Common Stock
 Outstanding on August 28, 1995(1) . . . . . .    12,841,361 shares.

 Risk Factors  . . . . . . . . . . . . . . . .    An investment in the Common
                                                  Stock involves a high degree of
                                                  risk. Prospective investors should
                                                  review carefully and consider the
                                                  factors described in "Risk Factors."


________________________

(1) Unless otherwise indicated, all references in the Prospectus to per share data and number of shares exclude 4,761,437 shares of Common Stock issuable upon exercise of outstanding warrants and options, including options which have been granted under the 1992 Stock Option Plan. However, 1,559,064 shares underlying 1,559,064 warrants are included in the shares offered by the Selling Shareholders, but are not included in outstanding shares.

                         SUMMARY FINANCIAL INFORMATION

         The following tables set forth for the periods indicated selected financial information for Crown Laboratories, Inc.

STATEMENT OF OPERATIONS DATA:


                                          Year Ended                               Six Months Ended
                           ----------------------------------------       ---------------------------------
                           December 31, 1994      December 31, 1993       June 30, 1995       June 30, 1994
                           -----------------      -----------------       -------------       -------------
 Sales(1)  . . . . .             $ -0-                  $ -0-                 $ -0-               $ -0-
 Net loss  . . . . .          (1,569,979)             (660,964)            (1,425,557)          (478,152)
 Net loss per share              (.15)                  (.09)                 (.12)               (.05)


BALANCE SHEET DATA:


                           December 31, 1994         June 30, 1995
                           -----------------        --------------
 Working capital . .          $1,354,684             (667,395)
 Total assets  . . .           6,065,044              7,972,559
 Total liabilities .           1,355,581              2,875,373
 Stockholders'
  equity . . . . . .           4,709,463              5,097,186


_________________

(1) The Company has manufactured in July 1995 its dry mixed products and moved them into its distribution network. Sales of liquid products will not commence until the Company completes commissioning of its liquid manufacturing lines in Las Vegas, Nevada. See "Recent Significant Developments -- Proposed Plant."

                        RECENT SIGNIFICANT DEVELOPMENTS

PROPOSED PLANT

         In September 1994, the Company entered into a five-year lease of a 62,000 square foot facility in Las Vegas, Nevada. The Company is currently completing tenant improvements so that the plant can be commissioned by the United States Department of Agriculture (U.S.D.A.) and the F.D.A. The facility includes approximately 5,000 square feet of office facilities. The lease provides for monthly payments of $25,080 for the first year, followed by scheduled increases based upon a cost of living and a property tax increase adjustment.


        The Company has received its major manufacturing equipment and has spent $5.8 million on equipment acquisition. It has also spent $1.4 million on leasehold improvements for offices and upgrading the production area to meet minimum standards required for manufacturing, which improvements are substantially complete. The Company has received lease financing from G.E. Capital for its processor in the amount of $514,000 to be repaid over five years.


        In March, 1994, the Company entered into a contract for $1,730,000 to purchase an aseptic packing machine. As a result of the delays experienced by the manufacturer in delivering the machine, including its entering into bankruptcy proceedings, payments made by the Company and delays in obtaining F.D.A. certification warranted by the manufacturer, the Company has a claim against the manufacturer for an amount in excess of the remaining amounts owed for the packaging machine. The Company has filed a claim in the German bankruptcy court for $1,300,000. It was represented by Standard Chartered Bank ("Standard") and the manufacturer that Standard had an interest in this packing machine. Based upon the representations made, the Company entered into a letter of intent. Prior to entering into any loan documentation, the Company discovered that the representations were untrue. Standard has alleged that it has an interest in the machine and has filed a claim with the German Bankruptcy Court. However, Standard has not produced documentation supporting its position, and the Company's claims currently exceed the amount of $1,000,000 which Standard is allegedly owed. The Company cannot predict the ultimate outcome of either claims.


        The telephone equipment, computer equipment and manufacturing software have been financed by the respective suppliers on a 36-month basis. The Company has received financing from First Security Bank and the Small Business Administration in the amount of $1,250,000 which has been used for equipment acquisition. No assurances can be given as to whether or not the Company will be able to continue to obtain lease or equipment financing on a basis favorable to the Company.


         The Company has received its approval from the State of Nevada Health Department to produce its dry mix product line for adult nutritional and specialty dietary products. The major pieces of the equipment necessary to manufacture the Company's proprietary line of aseptic liquid products have been received, and commissioning of the equipment began at the end of second quarter for aseptic processing approval. Prior estimates of December, 1994 were rescheduled because the manufacturer of the aseptic filling and packaging machine did not meet its promised delivery schedule. Additionally, the Company's filler has not previously been certified by the F.D.A. before, and additional monitoring devices and microbial testing have been required to meet the protocol required by the process authority prior to submission to the F.D.A. Commissioning of the equipment is required prior to the manufacturing of aseptic items by the F.D.A. The purchased equipment has been warranted to be manufactured according to the regulations promulgated by the F.D.A. for aseptic equipment. The commissioning process for the aseptic equipment is expected to be complete in the fourth quarter of 1995.


         Based on the results of current testing, the Company believe that the filler will meet the F.D.A. regulations required for aseptic fillers.
To facilitate completion of this process, the process authority has recommended some minor changes be made in the filler installation, and such changes are currently underway. Once complete, the final bacteriology tests can be made. This final phase of testing will commence prior to the end of third quarter, and the containers resulting from the test runs must be held for a 21 day period of incubation. After conclusion of the testing, the process authority estimates that it will take two weeks to prepare their analysis and the Company's regulatory submissions to the F.D.A.


         The Company, during this final completion period, will have completed process verification, and begun to process, package, and market its three products (sterile, normal saline, and potassium solutions) for medical applications using its ultrafiltration system and irradiation. The medical water products can be used as the prelude to the introduction of the liquid nutritional products which will follow at the conclusion of aseptic commissioning. The plant is mechanically operational and will be processing liquids for sample and testing purposes prior to completion of the commissioning.


         The Company, which began shipping its dry mix products in late August, 1995, is now executing against its marketing plan. With the first liquid products being available, the Company can begin to negotiate distributor and end user contracts. The medical application water products will introduce the Company into its marketplace and the Company can begin to generate sales revenue from its liquid manufacturing line. Subsequent manufacturing by the Company of its aseptic nutritionals will further enhance revenues.


         The Company has also secured an option to purchase its current manufacturing facility in Las Vegas, Nevada for $2,700,000 and intends to pursue this option. The Company has also secured an option to lease a 17,300 square foot building in Puerto Rico which it intends to utilize to manufacture its dry mix products and produce pre-mix for its liquid aseptic products.



PROPOSED FINANCING



         The Company is currently seeking to raise up to $4.2 million (80 units) in equity financing through a private placement, each unit consisting of 25,000 shares of Common Stock and 12,500 warrants for 12,500 shares of Common Stock exercisable at $3.00 per share, at $50,000 per unit. The Company may seek to raise more than $4.2 million. Subsequent to December 31, 1994, $2,373,750 has been raised from such private placement, of which $2,011,250 was raised through June 30, 1995. Such private placement is scheduled to terminate on September 30, 1995 but may be extended by the Company. Funds from such private placement and prior private placements have and will be used to repay indebtedness, to equip and build the proposed plant, for start-up manufacturing and market introduction of products and for working capital. There can be no assurances that the Company will be able to successfully complete the private placement, or any alternative financing, or, if completed, that the Company would not require additional funds at a later date, which might involve substantial dilution to the Company's existing stockholders. In the private placement, the securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration.



         The Company has also raised $1,000,000 in a private placement of Series C Preferred Stock. The Series C Preferred Stock pays no dividends, but imputes a 6% effective interest rate upon conversion into Common Stock which will be accounted for over the time during which the Series C Preferred Stock is outstanding. The preferred shareholder has the right to convert to Common Stock at any time after 40 days from the date of issuance. The conversion rate is determined by the acquisition value of the Series C Preferred Stock (plus imputed interest) and the market price of the Common Stock at the time of exercise.



LITIGATION



         Crown v. Swinney et al. was filed by the Company in March 1994, in the District Court for the State of Nevada, concerning the attempt of a shareholder, Mr. Zannaniri, to sell unregistered securities of the Company by public sale. The Company obtained a temporary restraining order preventing the sale which has been in effect since March 1994. The Company believes its liability, if any, will be limited to attorney's fees.



MANAGEMENT



         Scott Hilley (43) became Vice President of Finance of the Company on June 12, 1995. Mr. Hilley has over 20 years of experience in various areas of financial management in major consumer products organizations and major money center commercial banks. Prior to joining the Company, he served as business controller for Goody Products, Inc. Earlier, Mr. Hilley spent over 10 years in several key financial management positions within Nestle Foods, most notably, business controller of United States chocolate operations. He holds a B.S. in Banking and Finance and Management, and an M.B.A. from New York University.


                                  RISK FACTORS

         INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES CERTAIN SUBSTANTIAL RISKS AND PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS:


LIMITED OPERATING HISTORY; OPERATING LOSS



         Since inception, the Company principally has been engaged in research and development of its products. The Company did not have any sales for the years ended December 31, 1993 and 1994. The Company, together with its predecessors, Nash Nutritional Products, Inc. and Roe Pharmaceutical Co., formerly a majority owned subsidiary, incurred consolidated losses for the period from March 3, 1980 (inception) to June 30, 1995. At June 30, 1995, the Company's accumulated consolidated deficit was $5,381,435, while consolidated Stockholders' Equity was $5,097,186. Lack of a liquid products manufacturing facility has restricted the Company's marketing and sales efforts. The Company and its operations are subject to the various risks inherent in the start-up and development of a new business enterprise. Since the operating history of the Company is limited, there can be no assurance that the Company will operate profitably.



         Working capital at June 30, 1995 was ($667,395) with approximately $900,000 in accounts payable attributable to capital expenditures and leasehold improvements. Since June 30, 1995, the Company has raised an additional $1,476,250 in net proceeds from the sale of its equity securities. The Company is presently seeking long-term financing to support its liabilities. There is no assurance the Company will be able to secure the necessary financing on terms and conditions which are acceptable to the Company.



NEED FOR MANUFACTURING FACILITY



         The Company had previously produced its dry-mix and liquid dietary products through contract manufacturers. However, prior arrangements had been unsatisfactory in respect of timely manufacture and delivery and impact on costs, particularly for liquid products. In order to assure a supply of its liquid and dry-mix products at a competitive price, management has determined that the Company must operate its own manufacturing facility to produce both liquid and dry-mix products.
The Company is currently leasing a building in Las Vegas, Nevada, in which it is constructing a manufacturing facility. The Company intends to acquire its products only from its own manufacturing facilities.



POSSIBLE NEED FOR ADDITIONAL FINANCING



         The Company believes that the net proceeds from the proposed private placement discussed under "Recent Significant Developments -- Proposed Financing," existing funds, and future revenues from sales of products, if any, will satisfy the Company's cash requirements for at least twelve months after the date hereof. The Company may seek to raise additional funds. Funds from prior private placements, the sale of the Series C Preferred Stock and any funds raised in the future have been and will be used to repay indebtedness, to finance the completion of the manufacturing facilities, for start-up manufacturing and market introduction of products and working capital.
However, no assurance can be given as to the amount of future sales, if any, or when additional working capital may be required. There can be no assurance that any financing will be available or available on attractive terms, or that such financing would not result in a substantial dilution to the existing stockholders.


RISK INHERENT IN OPERATIONS

         The Company is subject to all the risks inherent in a small company seeking to develop, market and distribute new products. The likelihood of the Company's success must be considered in light of problems, expenses, difficulties, complications and delays frequently encountered in connection with development, introduction, marketing and distribution of new products in a competitive environment.

COMPETITION

         The Company's competitors possess substantially greater financial, personnel, technological and marketing resources. The Company is not presently, and may not be in the near or foreseeable future, a significant factor in its markets. Many competitors have succeeded in establishing a market share for their products. The Company can only expect to achieve significant market share through service and product differentiation, principally the plan to sell four ounce servings instead of the competition's generally standard eight ounce packaging. While the Company believes it can compete favorably in the market, there can be no assurance to that effect.

REGULATORY COMPLIANCE REQUIRED FOR OPERATIONS

         The Company's operations are regulated principally by the F.D.A., although state and local regulations also apply. Failure to comply with regulatory requirements could result in fines and other penalties, including cessation of production. Additionally, there can be no assurance regulatory requirements will not change or the Company will be able to economically comply with changes if they occur.


         Regulatory approval by the F.D.A. is required for the manufacturing process, which principally entails certification of the processor, and the aseptic filling and packaging machine. The manufacturers have assured the Company that their equipment will meet applicable F.D.A. regulations. The manufacturer of the processor has numerous processors approved in the United States. The filler manufacturer has never received approval in the United States because this type of filler is the first made by them for a United States manufacturer. There can be no assurance that these two pieces of equipment will be approved by the F.D.A. Failure to meet regulatory approval will result in the Company's inability to manufacture and ship its liquid products.



PRODUCT LIABILITY



         Although formulation, manufacturing quality control and packaging are regulated and subject to government inspection and to date there have been no claims against the Company, there can be no assurance that the manufacturing process will not result in a defect or taint that could result in harm to a user. Although the Company carries product liability insurance of $6,000,000 per occurrence, there can be no assurance that any such harm will be an insured event, or, if it is an insured event, that coverage will be sufficient. A claim which is not insured or for which coverage is not sufficient could have a material adverse impact on the Company's business and prospects.


LACK OF PRODUCT PROTECTION

         The Company regards the formulations of its products to be proprietary, but presently it has no patent or other protective rights. The Company is studying and evaluating the need and costs associated with patents and other protective rights. Currently, the Company exerts substantial efforts to protect trade secrets and to keep formulas and related process know-how confidential. However, there can be no assurance that it will be successful in these efforts. The Company has filed to register its trademark.

         The Company has filed to protect its trademark and product names for all of the products it intends to manufacture in the next two years. In addition, the Company has filed and currently has a patent pending on its primary liquid product including its process and content. No assurances can be given that any patent will be issued.


RELIANCE UPON KEY PERSONNEL

         The Company is largely dependent upon the personal efforts and abilities of Craig E. Nash, Chairman of the Board of Directors and Chief Executive Officer, as well as those of Scott O. Nash, Vice-Chairman of the Board of Directors and President. Craig E. Nash and Scott O. Nash, who are twin brothers, devote all of their time to the affairs of the Company. The loss or unavailability of the services of any one of them may have a materially adverse effect upon the Company. Presently, the Company has accident insurance in the amount of $1,000,000 for Craig E. Nash and Scott O. Nash, respectively. The Company does not have insurance for any non-accidental loss.

CONTROL BY EXISTING MANAGEMENT


         Officers and directors as a group own 4,797,256 shares of Common Stock out of 12,841,361 shares or 37.5%, including 3,755,223 shares or 29.24% owned by Craig E. Nash and Scott O. Nash. Thus the management of the Company, principally Craig E. Nash and Scott O. Nash, are able to continue to control the policies and affairs of the Company.



RISKS OF THE OPTIONS AND WARRANTS



         As of August 28, 1995, the Company has outstanding options to purchase 3,016,586 shares of common stock, and warrants to purchase 1,744,551 shares of common stock. The existence of all of these options and warrants may have an adverse effect on the terms upon which the Company would be able to obtain additional capital. Furthermore, it might be expected that the holders of all of such options and warrants would exercise their options at a time when the Company could obtain equity capital on terms more favorable than those provided for by the options and warrants. The shares underlying the warrants are covered for resale by the Selling Stockholders by this Prospectus.



LIMITED MARKET FOR COMMON STOCK AND REVISIONS TO THE EMERGING COMPANY
MARKETPLACE



         The Common Stock is quoted and traded on the American Stock Exchange Emerging Company Marketplace. The American Stock Exchange recently announced that it will no longer accept new issuers for the Emerging Company Marketplace, but will continue trading existing issuers, including the Company. Therefore, over time the Emerging Company Marketplace will cease to exist. The market for the Common Stock must be considered limited and there can be no assurance that a meaningful trading market will develop. Furthermore, prices quoted may not represent the true value of the Common Stock.


NO DIVIDENDS LIKELY

         Since its inception, the Company has had no earnings and has not paid any dividends on its Common Stock. Payment of future dividends, if any, will be determined by the Company's Board of Directors. In the foreseeable future, the Company intends to retain all of its earnings to finance the development and expansion of its business.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED PREFERRED STOCK AND CERTIFICATE OF INCORPORATION

         The Company is authorized to issue 5,000,000 shares of $0.001 par value Preferred Stock with the rights, preferences, privileges and restrictions thereof to be determined by the Board of Directors of the Company. Preferred Stock can thus be issued without the vote of the holders of Common Stock. Rights could be granted to the holders of Preferred Stock which could reduce the attractiveness of the Company as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of Common Stock. Except for Series C Preferred Stock, no Preferred Stock is currently outstanding, and the Company has no present plans for the issuance of any additional shares of Preferred Stock.


         The Company's Certificate of Incorporation contains certain provisions designed to require a beneficial owner of over 25% of the Common Stock to comply with certain provisions (regarding transactions with the Company and membership on the Board of Directors) or pay certain prices (usually the highest price paid) for the Common Stock in certain business combinations involving the beneficial owner. These provisions are in addition to those provided by Delaware law and apply to Craig Nash and Scott Nash.


                             SELLING STOCKHOLDERS


        The following table shows for each of the Selling Stockholders (i) the number and percentage of Common Stock of the Company beneficially owned by each of them as of August 1, 1995, (ii) the number of shares covered by this Prospectus (including shares of Common Stock underlying options and warrants), and (iii) the percentage of ownership if all shares of Common Stock were sold.



                                                                     Number of       Number of
                                     Number of                         Shares          Shares
                                       Shares                         Covered          Owned
                                    Beneficially    Percent of        by this          After       Percent of
      Selling Stockholder(1)          Owned(1)        Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------    ------------    ----------     --------------   ------------   ----------
 Abbe, Harry                           5,000                             5,000              0
 Ades, Louis                          37,500                            37,500              0
 Ades, Alan                           18,750                            18,750              0
 Altman, Laurence                     25,911                            15,911         10,000
 Altman, Judith                       13,910                            13,910              0
 Altman, Herbert G.                   52,410                            52,410              0
 Altman, Andrea                        7,410                             7,410              0
 Alvarez Family L.C.                  18,750                            18,750              0
 Aymerich, Daniel S.                   7,500                             7,500              0
 Barone, Ronda                        37,500                            37,500              0
 Berkowitz, Arthur M.                 54,200                            20,000         34,200
   Profit Sharing Plan(3)
 Berkowitz, Arthur M.(2) and           4,000                             4,000              0
 Marlene, U/I/T
 Berkowitz, Arthur M.                 11,968                            11,968              0
   Defined Contribution Plan(3)
 Berkowitz, Arthur M.(3)              88,961                            32,201         56,760

                                                                     Number of       Number of
                                    Number of                         Shares          Shares
                                      Shares                         Covered          Owned
                                   Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)         Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   ------------     -----------    --------------   ------------   ----------
 Betor, Michael and Delores            6,308                             6,308              0
 Betor, Kristen                          202                               202              0
 Blanchard, Lucius                    37,500                            37,500              0
 Borja, Francisco J. &                 9,375                             9,375              0
   Candace L.
 Bothwell, Roger and Debbie            1,280                             1,280              0
 Breakstone Associates, Inc.          37,500                            37,500              0
 Brown, Kay L.                         9,375                             9,375              0
 Campton Profit Sharing Plan          37,500                            37,500              0
   and Trust
 Canali, Amelia                       18,750                            18,750              0
 Cane, Myles(4)                       60,000                            10,000         50,000
 Carrick, Linda A. (3)                79,000                            29,000         50,000
 Casella, Vince (5) and Thresa         8,000                             8,000              0
 Casella, Vince (5)                  229,120               1.2%        179,126         50,000
 Casella, Vincent Keough              34,064                            34,064              0
 Charles Slaughter                    35,417                            35,417              0
   Foundation, The
 Chastain, Steven G.                   7,500                             7,500              0
 Chirinian, Johny and Cosetti        562,500                           562,500              0
 Cielsour, Inc.                       50,000                            50,000              0
 Coeur-Barron (4) Family 1993         18,750                            18,750              0
   Trust, The
 Cohen, Lawrence                      37,500                            37,500              0
 Cohen, Dan and Nancy                 37,500                            37,500              0
 Cohn, Irene                           4,687                             4,687              0
 Cohn, David M.                       18,750                            18,750              0
 Cohn, David M. and Jacobs,           18,750                            18,750              0
   Richard F. P.A. Age Based PSP
   DTD 10-1-77
 Connors, Denis                       16,667                            16,667              0
 Cook, James & Stacy                  37,500                            37,500              0
 Cranley, Robert E. and Shelly        37,500                            37,500              0
   Trust

                                                                     Number of       Number of
                                     Number of                         Shares          Shares
                                       Shares                         Covered          Owned
                                    Beneficially    Percent of        by this          After       Percent of
      Selling Stockholder(1)          Owned(1)        Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------    ------------    ----------     --------------   ------------   ----------
 Damerin Trust DTD 12-20-88           18,750                            18,750              0
 Daniels, Derick, J.                 112,500                           112,500              0
 Delaware Charter Guarantee &         18,750                            18,750              0
   Trust Co., John P. Kurlinski
   IRA
 Delaware Charter Guarantee &         37,500                            37,500              0
   Trust FBO Cranley, Robert, IRA
 Demetree, Neil W. Irrevocable        11,250                            11,250              0
   Trust
 Demetree, Mary A.                    11,250                            11,250              0
 Demetree, Nicholas                   10,000                            10,000              0
 Demetree, Tammy                       5,499                             5,499              0
 Demetree, William C., Sr.            11,250                            11,250              0
 Demetree, William C., Jr.            11,250                            11,250              0
 Demetree, Shelly                     20,000                            20,000              0
 Demetree, Mark C.                    95,197                            95,197              0
 Demetree, Christopher C.(5)         635,691               3.6%         78,243        557,448           3.2%
 Demetree, Alexandria                 10,000                            10,000              0
 Demetree, Christopher(5) and          8,384                             8,384              0
   Shelly
 Demetree, Elisa A.                   67,941                            67,941              0
 Demetree, Jack C., Jr.               45,197                            45,197              0
 Demetree, Jack C., Sr.               37,500                            37,500              0
 Demetree, Jack C., III               10,000                            10,000              0
 Demetree-Doherty, Leslie A.          67,941                            67,941              0
 Dickinson, Phillip W.                37,500                            37,500              0
 Diskin, Arthur L.                    37,500                            37,500              0
 Domingo, Mathew H.                    1,000                             1,000              0
 Donner, Henry J.                      3,333                             3,333              0
 Donner, Katherine W.                  3,334                             3,334              0
   Custodian for
   Melissa F. Donner
 Dorweiler Family Trust DTD           18,750                            18,750              0
   11-16-93

                                                                     Number of       Number of
                                     Number of                         Shares          Shares
                                      Shares                          Covered          Owned
                                   Beneficially    Percent of        by this          After       Percent of
      Selling Stockholder(1)         Owned(1)        Class*        Prospectus(2)    Offering(1)      Class*
 -------------------------------   ------------    ----------      --------------   ------------   ----------
 Duchowny, Michael                    18,750                            18,750              0
 Eagle Partners                       56,250                            56,250              0
 Eismont, Frank & Marie               18,750                            18,750              0
 Eismont, Frank J. and Emily          37,500                            37,500              0
 Eme, Robert R.                       10,000                            10,000              0
 Farkas, Marian                       37,500                            37,500              0
 Ferber, Nicholas                     18,750                            18,750              0
 Fieldstone, Ron & Linda              37,500                            37,500              0
 First Securities Trust                4,500                             4,500              0
   Custodian FBO Cyril Ferber
 First Securities Trust               18,750                            18,750              0
   Custodian FBO Gamez, Jose
   Edgaurdo IRA Account
 First Securities Trust               37,500                            37,500              0
   Custodian FBO Jose Gaviria
 First Securities Trust               37,500                            37,500              0
   Custodian FBO Izuka Relichi
 First Securities Trust               37,500                            37,500              0
   Custodian FBO Melanie Ferber
 First Securities Trust               18,750                            18,750              0
   Custodian FBO Eismont,
   Jacqueline, IRA Account
 Fletcher, James                       4,000                             4,000              0
 FM Partners                          56,250                            56,250              0
 Fredrick and Amelia Schimper         35,417                            35,417              0
   Foundation, The
 Furst, Joseph K. and Constance       37,500                            37,500              0
 Furst Associates                    150,000                           150,000              0
 Galofalo, S. & A.                     8,000                             8,000              0
 Galofalo, E. & D.                     8,000                             8,000              0
 Gamez, Jose                           9,375                             9,375              0
 Gaviria, Jose M. and Elsie R.        37,500                            37,500              0
 Getz, Robert                          2,667                             2,667              0
 Global Health Sciences Fund         726,458                           726,458              0
 Godfrey, William R.                  37,500                            37,500              0

                                                                     Number of       Number of
                                    Number of                          Shares          Shares
                                      Shares                         Covered          Owned
                                   Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)         Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   ------------     ----------     --------------   ------------   ----------
 Goldblum, Hillel Trust                3,333                             3,333              0
 Goldblum, Nathaniel Trust             3,333                             3,333              0
 Goldblum, Rishona Trust               3,333                             3,333              0
 Goodell, Keith                        1,260                             1,260              0
 Grasso, Salvatore J.                  2,000                             2,000              0
 Hantges, Jamie                       37,500                            37,500              0
 Haramboure, Alfredo P. and            5,167                             5,167              0
   Diana M.
 Harroz, Edward and Susan              2,267                             2,267              0
 Hefner, Family Trust                 37,500                            37,500              0
 Helinger, Ron                        37,500                            37,500              0
 Herman and Amelia Erhmann            33,333                            33,333              0
   Foundation
 Hooker, Lee Allen(3)                 91,478                            18,750         72,728
 Hyatt, Blair F. and Pamela            3,750                             3,750              0
 Ibarra, Miguel A. and                 7,500                             7,500              0
   Isabel M.
 Invesco Strategic Portfolios        759,792                           759,792              0
   Inc. Health Sciences Portfolio
 Jablonski, James                     13,333                            13,333              0
 Kaplan Associates                    18,750                            18,750              0
 Katz, Sara M.                        18,750                            18,750              0
 Kay, Cynthia for Jana Kay             2,200                             2,200              0
 Kay, Harold Profit Plan               9,900                             9,900              0
 Kay, Harold and Cynthia              26,050                            26,050              0
 Kay, David                            2,200                             2,200              0
 Kouri, Paul                         142,494                            37,208        105,286
 Kouri, Robert                         8,472                             7,000          1,472
 Kurlinski, J. Parker and             18,750                            18,750              0
   Claire
 Lifescience Technology              375,000                           375,000              0
   Partners
 Lincoln Trust Company,               37,500                            37,500              0
   Custodian FBO Paul Gilbert
 Lipsey, Simon and Carol              18,750                            18,750              0

                                                                     Number of       Number of
                                     Number of                         Shares          Shares
                                      Shares                          Covered          Owned
                                   Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)         Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   ------------     ----------    --------------   ------------   ----------
 Loman, Lawrence(6) and              245,879               1.3%         44,799        201,080           1.1%
   Margaret
 Lupo, John A.                        37,500                            37,500              0
 Madriz, Alberto                      18,750                            18,750              0
 Mahon, William P. S. and             37,500                            37,500              0
   Kathleen M. Family Trust DTD
   12-16-92
 Mathews, Calvin T.(7)                76,434                            66,434         10,000
 Matin, George                        26,405                               450         25,955
 Matin, Ahmad                         12,605                             6,671          5,934
 McClenahan, Bruce                    37,500                            37,500              0
 Merhi, Mandouh and Ivy Lui           10,082                            10,082              0
 Milgram, Marc                        37,500                            37,500              0
 MLPF&S Custodian Stanley             33,333                            33,333              0
   Weithorn
 Moore, Raymond A.                     5,000                             5,000              0
 Moster, Mark                         11,428                            11,428              0
 Nachman, Seth                        18,750                            18,750              0
 Nelson, Erven J. and Frankie         37,500                            37,500              0
   J. Trust
 Pasek, Jeffrey Ivan                   3,333                             3,333              0
 Pharmaceutical Medical               75,000                            75,000              0
   Technology Fund, L.P.
 Philbrick, Jack and Ann               8,945                             8,945              0
 R.K. Grace(8)                       113,688                           113,688              0
 Razook, G.A.                          1,000                             1,000              0
 Reilly Capital Management            37,500                            37,500              0
   Group Ltd.
 Resnick, Trevor and Jennifer         37,500                            37,500              0
 Resnick, Hyman and Marock,           18,750                            18,750              0
   Elfreda
 Roeder, Robert P.                    75,000                            75,000              0
 Rosenthal, Lawrence                  77,000                             6,000         71,000
 Ross, Jessica                           400                               400              0
 Russell, John and Pandora             1,260                             1,260              0

                                                                     Number of       Number of
                                     Number of                         Shares          Shares
                                      Shares                          Covered          Owned
                                   Beneficially     Percent of        by this          After       Percent of
      Selling Stockholder(1)         Owned(1)         Class*       Prospectus(2)    Offering(1)      Class*
 -------------------------------   ------------     -----------    --------------   ------------   ----------
 Schaff, Willber A. and Judy          37,500                            37,500              0
 Schabacker, James                     3,781                             3,781              0
 Schlager, Ron                         6,124                             1,124          5,000
 Schlau, Marc                         29,333                            29,333              0
 Scott, Donald P. and                 75,000                            75,000              0
   Mildred H.
 Scuderi, Gaetano J.                   9,375                             9,375              0
 Shadid, Ned                           1,000                             1,000              0
 Simon, Ralph and Carletta             5,545                             5,545              0
 Simon, Sydney                           280                               280              0
 Simon, Ralph, Jr.                     1,500                             1,500              0
 Smith, Newton and Mary Ellen            480                               480              0
 Stanley, Ronald                      37,500                            37,500              0
 Steiner, Anita Trust                  3,334                             3,334              0
 Strochak, Debra G.                   18,750                            18,750              0
 Swartz, Harold F.                    18,750                            18,750              0
 Swavely, Robert and Ann              10,452                            10,452              0
 Swimmer, Leonard and Bobbi           37,500                            37,500              0
 Tapia, Eduardo J. and Zenia C.       15,000                            15,000              0
 Temple, Donald                        9,375                             9,375              0
 Thomas, Lillie C.(6)                231,033               1.3%         31,114        199,919           1.1%
 Tolkin, Bradley J.                   37,500                            37,500              0
 Tom, Michael(9) and Marte            97,500                            97,500              0
   Trust
 Tom, Paul                             2,000                             2,000              0
 Tom, Michael(9) and Marte            15,467                            15,467              0
 Tom, Curtis                           8,000                             8,000              0
 Tuchman, Roberto                     18,750                            18,750              0
 Tuffanelli Family Trust              37,500                            37,500              0
 Tuffanelli, Shirley Jean Trust       37,500                            37,500              0
 Turken, Jack                         18,750                            18,750              0

                                                                     Number of       Number of
                                     Number of                         Shares          Shares
                                      Shares                          Covered          Owned
                                   Beneficially    Percent of         by this          After       Percent of
      Selling Stockholder(1)         Owned(1)        Class*        Prospectus(2)    Offering(1)      Class*
 -------------------------------   ------------    ----------      --------------   ------------   ----------
 Tyndall, Robert A. and               37,500                            37,500              0
   Sydney N. Family Trust
 Uribe, John W.                       37,500                            37,500              0
 Van Brocklin, Finley & Semma         37,500                            37,500              0
 Vendette, Vince and D.                8,000                             8,000              0
 Vendette, Vince & Diane              12,500                            12,500              0
 Vendette Corp. Group                 34,063                            34,063              0
 Wagman, Jack M. and Normae S.        18,750                            18,750              0
   Family Trust
 Wall Street Consultants, a          118,000                           118,000              0
   Nevada limited partnership(8)
 Wallace, John                        16,000                            16,000              0
 Weiner, Richard                       6,667                             6,667              0
 Weiner, Mathew                        3,334                             3,334              0
 Wetterling, James E. Jr. and         37,500                            37,500              0
   Dawn
 Zahn, Spencer                        18,750                            18,750              0
 Zuardo, Russell and Betty            37,500                            37,500              0
 Zych, Gregory A. and                 18,750                            18,750              0
   Jacqueline L.


----------------------------
*    If over one percent

(1) Includes shares underlying warrants and options currently exercisable and exercisable within sixty days of May 1, 1995.

(2)  Includes shares underlying warrants whether or not currently exercisable.

(3)  Director of the Company.

(4)  A former director or employee of the Company

(5)  Director and National Account Executive of the Company.

(6)  Employee of the Company.

(7)  Former Director and former President of the Company.

(8) Broker/dealers who received options from the Company in connection with private placements.

(9)  Former chief financial officer, controller and auditor of the Company.

                              PLAN OF DISTRIBUTION


          The shares may be sold by the Selling Stockholders (including shares received upon exercise of warrants). Such sales may be made on the AMEX-ECM, in privately negotiated transactions, or otherwise, at market prices or at negotiated prices. The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Any such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commissions paid to the broker by the Selling Stockholders.



          Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the purchase by a broker or dealer, a supplemental prospectus will be filed pursuant to Rule 424(c) of the Securities Act of 1933, disclosing (i) the name of such Selling Stockholder and of the participating broker-dealers(s); (ii) the number of shares involved; (iii) the price at which such shares were sold; and (iv) the commissions paid or discounts or concessions allowed to such broker- dealer(s), where applicable.


          The shares covered by this Prospectus may be sold under Rule 144 rather than this Prospectus if they qualify for sale under Rule 144. Certain of such shares may currently qualify for sale under Rule 144. The Company will not receive any portion of the proceeds of the shares sold by the Selling Stockholders, but will receive funds upon the exercise of warrants, which funds, if any, will be used for working capital. There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them.

          The Selling Stockholders have advised the Company that during the time they are engaged in distribution of Common Stock covered by this Prospectus, they will comply with Rules 10b-5 and 10b-6 under the Exchange Act, and pursuant thereto: (i) will not engage in any stabilization activity in connection with the Company's securities; (ii) will furnish each broker through which Common Stock covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) will not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act. Selling Stockholders who may be an "affiliated purchaser" of the Company as defined in Rule 10b-6 have been further advised that pursuant to Exchange Act Release 34-23611 (September 11, 1986), they must coordinate their sales under this Prospectus with each other and the Company for purposes of Rule 10b-6.


                                 LEGAL OPINION

          The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Jeffer, Mangels, Butler & Marmaro.


                                    EXPERTS

          The audited consolidated financial statements as of and for the years ended December 31, 1994 and 1993 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

          In June, 1993, Michael Tom, certified public accountant, became Controller of the Company and on October 1, 1993, the Company retained Arthur Andersen LLP as its independent public accountants. Mr. Tom was Chief Financial Officer of the Company until June 1995. The change in independent public accountants was approved by the Board of Directors. For the Company's fiscal years ended December 31, 1992 and 1991, the financial statements did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles by Michael Tom, C.P.A., except for an explanatory paragraph as to the Company's ability to continue as a going concern. During the two fiscal years ended December 31, 1992 and 1991, and through the date of his resignation, there were not any disagreements with Michael Tom, C.P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Michael Tom, C.P.A., would have caused him to make a reference to the subject matter of the disagreements in connection with his report, nor were there any "reportable events" as defined by the Securities and Exchange Commission. During the two fiscal years ended December 31, 1992 and 1991, and until the date of their retention, the Company had not consulted with Arthur Andersen LLP, on the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company's financial statements or any disagreements or reportable events.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.





                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . .         2

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .         2

PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . .         3

RECENT SIGNIFICANT DEVELOPMENTS . . . . . . . . . . . . . . . . . . .         5

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6

SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . .         9

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . .        17

LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . .        17

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        17


================================================================================


================================================================================


                                     CROWN
                               LABORATORIES, INC.





                                  COMMON STOCK





                            _______________________

                                   PROSPECTUS
                            _______________________




                             _____________ __, 1995


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement. None of such expenses will be paid by the Selling Stockholders.


                                                                                  Total
                                                                                  -----
               Registration Fee Under Securities Act of 1933 . . . . . . . .    $ 3,023
               Photocopying  . . . . . . . . . . . . . . . . . . . . . . . .      1,000
               Accounting Fees and Expenses  . . . . . . . . . . . . . . . .      5,000
               Legal Fees and Expenses . . . . . . . . . . . . . . . . . . .      9,000
               Blue Sky Fees and Expenses (including related legal fees) . .      8,500
               Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .        477
                                                                                -------
                        Total  . . . . . . . . . . . . . . . . . . . . . . .    $27,000
                                                                                =======


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Delaware General Corporation Law Section 145 provides that the Registrant may indemnify any officer or director who was made a party to a suit because of his position, including derivative suits, if he was acting in good faith and in a manner he reasonably believed was in the best interest of the Registrant, except, in certain circumstances, for negligence or misconduct in the performance of his duty to the Registrant. If the director or officer is successful in his suit, he is entitled to indemnification for expenses, including attorney's fees. The Company's Certificate of Incorporation eliminates director liability to stockholders or the Company for monetary damages arising out of certain breaches by the directors of their fiduciary duty of care. The duty of care refers to the fiduciary duty of directors to be sufficiently diligent and careful in considering a transaction or taking or refusing to take some corporate action. Finally, Registrant's By-Laws provide for indemnification of Registrant's officers and directors, except in case of gross negligence or willful misconduct, if they are a party to an action because they were an officer or director.

ITEM 16.   EXHIBITS

          3(c)   Certificate of Incorporation, as amended(1)
          3(b)   By-Laws, as amended(2)
          4(f)   See Exhibit 3(a) and (b)
          5(a)   Opinion of Jeffer, Mangels, Butler & Marmaro(3)
         24(a)   Consent of Jeffer, Mangels, Butler & Marmaro (contained in
                 Exhibit 5(a))
         24(b)   Consent of Arthur Andersen LLP (included as page II-6)(3)

_________________

(1) Previously filed as exhibits to a Form 10-KSB/A-1 of Registrant for the December 31, 1994 fiscal year.

(2) Previously filed as exhibits to a Form 8-K of Registrant for September 24, 1991.

(3)      Filed herewith.


ITEM 17.  UNDERTAKINGS


         (a) The registrant as a small business issuer registering securities under Rule 415 of the Securities Act will:



                 (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.



                 (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada on the 8th day of September 1995.


                                   CROWN LABORATORIES, INC.


                                   By:  s/Craig E. Nash
                                        --------------------------------------
                                        CRAIG E. NASH, Chief Executive Officer


                               POWER OF ATTORNEY

        Each person whose individual signature appears below hereby constitutes and appoints Craig E. Nash or Scott O. Nash as his true and lawful attorney(s)-in-fact, each with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

        In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.


             Signature                                    Title                                 Date
 ---------------------------------   ------------------------------------------------   ---------------------
 s/Craig E. Nash                     Chief Executive Officer and Chairman of the        September 11, 1995
 ---------------------------------   Board of Directors
 CRAIG E. NASH


 s/Scott O. Nash                     President and Vice Chairman of the Board of        September 8, 1995
 ---------------------------------   Directors
 SCOTT O. NASH


 s/Scott E. Hilley                   Vice President Finance                             September 8, 1995
 ---------------------------------
 SCOTT E. HILLEY


 s/Christopher Demetree              Director                                           September 11, 1995
 ---------------------------------
 CHRISTOPHER DEMETREE


                                     Director                                           September   , 1995
 ---------------------------------
 VINCENT J. CASELLA


 s/Lee Allen Hooker                  Director                                           September 6, 1995
 ---------------------------------
 LEE ALLEN HOOKER


 s/Arthur M. Berkowitz               Director                                           September 18, 1995
 ---------------------------------
 ARTHUR M. BERKOWITZ


 s/Linda Carrick                     Director                                           September 7, 1995
 ---------------------------------
 LINDA CARRICK

                               CONSENT OF COUNSEL


        The consent of Jeffer, Mangels, Butler & Marmaro is contained in their opinion, Exhibit 5(a).

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 28, 1995 included in Crown Laboratories, Inc.'s Form 10-KSB and its Form 10-KSB/A1 and Form 10-KSB/A2 for the year ended December 31, 1994 and to all references to our Firm included in this registration statement.





New York, New York                                       ARTHUR ANDERSEN LLP


September 20, 1995

Exhibit                                                      Page No.
-------                                                      --------
5.1     Opinion of Jeffer, Mangels, Butler & Marmaro